DISTRIBUTORSHIP AGREEMENT

This Distributorship Agreement is entered into this 20th day of June, 2012 by and between Xtreme Technologies, Inc., an Idaho corporation ("Company") and Alkame Water, Inc., a Nevada corporation (“Distributor”), with reference to the following facts:

WHEREAS, Company is engaged in the business of manufacturing unique hydration beverages utilizing its Advanced Hydration Technologies patented water processing (“the Product”);

WHEREAS, Distributor desires to acquire the limited exclusive rights in the consumer market to distribute and sell the Product under a newly branded product name to be determined by and to become proprietary to Distributor (the “New Brand”);

WHEREAS, the parties desire to enter into this Agreement to provide for the foregoing upon the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereby agree as follows:

I.           DISTRIBUTION RIGHTS

A.    Distributor grants to Alkame Water, Inc the limited exclusive sales and distribution rights for the New Brand in the Consumer Market territory set forth in Exhibit “A.”

B.     For purposes hereof, “limited exclusivity” is described as the exclusive right to sell and distribute the New Brand only in the Territory specifically to the Consumer Market, which includes the sale and distribution of the New Brand to distribution channel partners, distributors, wholesalers, and retailers, and any other outlet for the end user to purchase and consume the newly branded product “off the shelf”; provided Distributor is subject to and complies in all material respects with the terms and conditions of this Agreement, specifically including without limitation, Section II hereof.

C.     Notwithstanding, Distributor does not have the right to distribute the New Brand under or through the multi-level marketing (“MLM Market”) model without the prior written consent of Company, which consent may be withheld for any reason whatsoever.

D.    Company retains all rights to the AHT Brand in the Consumer Market.  Except for the MLM Market, Company will forego bringing in any other new brands into the Consumer Market segment for the 6 month trial period of the 12 months as described in Section II, paragraph B in this Agreement.

E.      Distributor is not entitled to distribute any other Company products, present or future, unless the sale of such additional products is expressly authorized in writing signed by a Company officer, in which event the sale and distribution of all such additional products shall be on terms, prices and royalties (if applicable) mutually agreed upon and are subject to the terms and conditions of this Agreement.

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II.        TERM OF AGREEMENT

A.      Unless sooner terminated as set forth below, this Agreement shall run for a term of three (3) years, commencing on the date hereof, and will be automatically renewed for successive one-year terms, unless terminated by either party in writing prior to the expiration of the existing term.  All of the terms and conditions of this Agreement and any other ancillary agreements executed between the parties, shall apply to such extended term.

B.      Alkame Water, Inc agrees to sell a minimum of 1500 units (cases) per month of the new consumer branded product at 6 months of the 12 months of this Agreement following a 6 month ramp up period. Alkame Water, Inc shall have 90 days to build the branding and packaging, and another 90 days to establish quarterly benchmarks to determine the sales volume projections. The volume will be determined as a result of multiple channel test markets and field testing during the 6 month ramp up period. Should Alkame Water, Inc not sell the agreed upon number of units within by 6 months, it shall be to the determination of Xtreme Technologies whether or not this limited exclusive agreement shall be continued for the additional 6 months.  A non-exclusive purchasing agreement will remain in effect. At the end of the term, this Agreement shall renew automatically for additional one-year terms so long as a minimum of 18,000 units of the product are sold in year 1, with annual increases in each year thereafter of at least 25%.

C.      Xtreme Technologies agrees to turn over to Alkame Water, Inc any new sales leads and inquiries for the new consumer brand product it shall receive from the “territory” from the date of the signed agreement.

D.      The following are grounds for immediate termination of this Agreement:

1)      Any attempt by Distributor to assign or otherwise transfer its rights or delegate its duties or obligations under this Agreement in violation of Section III. C;

2)      A breach by Distributor of any of the provisions of this Agreement or other agreements that may be executed between the parties hereafter, which relate to the New Brand, provided that Distributor shall be given fifteen (15) days to cure any monetary default and sixty (60) days to cure any non-monetary default, after notice thereof;

3)      Any material misrepresentation or any fraudulent conduct engaged in by Distributor in its dealings with Company;

4)      Any insolvency, assignment for the benefit of creditors or bankruptcy proceeding commenced by, for or against Distributor.

E.      Upon any termination of this Agreement, Distributor must cease holding itself out to the public as a distributor of the New Brand, transfer to Company or Company's designee all information regarding Distributor's sales of the New Brand, and pay immediately for any purchases from Company made prior to such termination.  Upon any termination of this Agreement, Distributor's rights under this Agreement shall accordingly terminate, but all duties and obligations of Distributor shall continue until fully satisfied or relieved.

F.       Xtreme Technologies agrees to maintain production capacity capable of supplying the orders produced by Alkame Water, Inc.

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III.      TERMS OF PRODUCT USE AND PROMOTION

A.        Distributor shall:

(1)               Not sell the New Brand outside any territory of Distributor as set forth in Exhibit “A”, unless otherwise authorized in writing by a Company officer.

(2)               Purchase the New Brand only from Company, who shall remain the sole and only supplier and manufacturer of the Product to be sold under the New Brand or any other brand or label.

(3)               Take no action that may damage the reputation of the Product or any of the other products manufactured by Company, or may impair the reputation or competitive position of Company or the Product in the trade.

(4)               Timely pay Company for any merchandise, in accordance with terms and methods of payment established from time to time by Company. A late charge of the lesser of (i) 1.0% per month, or (ii) the maximum rate permitted by applicable law, will be assessed on all past due amounts.

(5)               Conduct its business in accordance with all applicable laws, rules and regulations.

(6)               Not have any authority to and not purport to assume or create any obligations by or on behalf of Company.

B.    Distributor acknowledges and agrees that all commitments and expenditures of Distributor in connection with the distribution, sale and promotion of the New Brand (including all dedicated sales personnel expenses) are and will be made by Distributor with the express understanding and knowledge that they are part of Distributor's on-going costs of doing business.

C.    Alkame Water, Inc has the unfettered right to, and may, assign its rights and obligations under this agreement to a third party entity if it seeks outside investment capital or equity partners to expand the business.

D.    All logos, label designs, trademarks, trade name’s, advertising and promotional materials used by Distributor in connection with the New Brand are subject to the prior approval of Company. Alkame Water, Inc. will be responsible for developing channel partners, securing “celebrity endorsements”, designing all new marketing and promotional materials, paying for inventory and/or transporting product to “end users” and managing sales and distribution during the life of the Agreement.

E.     Xtreme Technologies will provide Alkame Water, Inc with all technical data regarding the products; templates pertinent to sales literature, brochures, catalogs, etc. currently in use for the product; and any and all future improvements Xtreme Technologies may develop relative to such product in order for it to be incorporated into the new consumer brand product materials, labeling and promotion.

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F.     Distributor shall provide advances in amounts necessary for Company to purchase all bottles, caps, labels and boxes required by Company to manufacture the first three purchase orders of New Brand.  Pricing for product shall be determined by Company and mutually agreed upon by the parties.  Company shall give Distributor at least 30 days’ prior notice of any increases in the product pricing.

IV.       CONFIDENTIALITY; NONDISCLOSURE.

A.       Each party, and their employees, agents, officers, directors, successors, assigns, nominees, contractors, vendors, or other related or affiliated parties, shall keep, in strictest confidence, and refrain from using, disclosing, divulging, publishing or communicating, except with the express prior written consent of the other party, any confidential or proprietary information which may be acquired in connection with this Agreement and/or the association contemplated hereunder.  To be protected hereunder, confidential or proprietary information must be labeled as such prior to submission or disclosure to the other party.

            B.        The parties acknowledge and agree that the continued breach of the provisions of this Section IV by either party may cause irreparable harm to the other and that monetary damages may not be a sufficient and adequate remedy, and that each non-defaulting party shall be entitled to an injunction or other equitable relief in addition to any other relief to which such party may be entitled. Each party waives any requirement for the posting of a bond or other forms of surety in connection with the pursuit of equitable remedies hereunder.

V.        DISCHARGE AND RELEASE

            Distributor and Company hereby release and discharge each other from any and all monetary claims, damages, losses, obligations and liabilities (except for Distributor's obligations with respect to purchases of merchandise), known and unknown, that are not described in a written notice specifying the nature and amount of such claims, damages, losses, obligations or liabilities, and received by the adverse party within one year after such claims, damages, losses, obligations or liabilities first arose.  Distributor and Company further hereby release and discharge each other from any and all monetary claims, damages, losses, obligations and liabilities (except for Distributor's obligations with respect to purchases of merchandise), known and unknown, that may exist between them as of the date of this Agreement.

VI.       ENTIRE AGREEMENT AND NON-WAIVER

This Agreement sets forth the entire agreement of the parties regarding the subject matter of this Agreement, and supersedes all prior representations, agreements and understandings of any kind in regard to such subject matter.  No agreements, commitments or understandings varying any term, provision, covenant or condition of this Agreement are binding upon either party unless made in writing, and signed by officers of both Distributor and Company.  Without limiting the generality of the foregoing, Distributor acknowledges and agrees that Company is not obligated to appoint Distributor as a Company distributor for any products or in any territory other than as expressly stated in this Agreement.  Distributor and Company further agree that neither party will make a claim at any time that this Agreement has been orally altered, modified or waived in any respect whatsoever.  A failure to enforce any provision of this Agreement in any instance is not a waiver of such provision in the same instance or in any other instance.

VII.     GOVERNING LAW

THIS AGREEMENT IS ENTERED INTO UNDER THE LAWS OF THE STATE OF IDAHO AND THE UNITED STATES OF AMERICA AND SHALL BE GOVERNED BY AND CONSTRUED THEREUNDER, EXCLUDING ANY CONFLICTS OF LAW RULES THEREOF.

VIII.    MANDATORY ARBITRATION

Any claim, dispute or controversy arising between the parties in connection with, out of or in relation to this Agreement, or any breach or termination hereof, shall be settled by binding arbitration conducted by a single neutral arbitrator in Coeur d’Alene, Idaho in accordance with the rules of the American Arbitration Association then in effect, and judgment upon any award rendered may be entered in any court having jurisdiction over the parties or their assets.  In any such arbitration, the arbitrator shall be required to apply and follow the terms and conditions of this Agreement and the applicable law and shall not have the power to relieve either party from the application of any provision contained herein.

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IX.        NOTICES

All notices required to be given by a party under this Agreement must be in writing, and must be hand delivered or mailed by certified or registered mail, postage prepaid, to the other party at its address set forth below, or such other address as such party may have designated in writing by notice to the other party from time to time.  Notices are effective upon hand delivery or five (5) days after mailing, as the case may be.

X.         GENERAL PROVISIONS

A.        The relationship created by this Agreement is that of independent contractors and the parties hereby acknowledge and agree that nothing herein shall be deemed to constitute Distributor as an agent, partner, joint venturer or franchisee of Company.  Distributor hereby waives the benefit of any state or federal statutes relating to or dealing with the establishment and regulation of franchises.

B.        Any terms contained in Distributor's purchase orders or similar documents, which conflict with or are inconsistent with the terms and conditions of this Agreement shall not apply to any sale of the New Brand.  No additional terms of sale shall apply to any sale of the New Brand other than those referred to or contained in this Agreement unless such terms are expressly accepted in writing by an officer of Company in its order acknowledgment.

C.        Distributor shall be responsible for the payment of all federal, state and local taxes and fees that may be assessed against Distributor with regard to the importation, distribution and sale of the New Brand or with regard to other Company property in Distributor's possession.  Distributor shall also be responsible for the payment of any federal, state or local sales or excise taxes on the sale and delivery of the New Brand to Distributor to the extent that such taxes are not included on Company's invoices.

D.        Company shall not be liable for its failure to perform hereunder due to contingencies beyond its reasonable control, including, but not limited to, strikes, riots, wars, fire, acts of God or acting in compliance with any law or government regulation.

            E.         This Agreement may not be amended, modified or rescinded except by a written agreement signed by officers of both parties.

XII.     ACKNOWLEDGMENT OR REVIEW, REPRESENTATION OF AUTHORITY AND EFFECTIVE DATE

The undersigned acknowledge that they have each reviewed the terms of this Agreement, and that they fully understand those terms, and that they have had the opportunity to consult with their respective counsel concerning those terms.  The undersigned represent that they are duly authorized to sign this Agreement.  This Agreement shall not become effective until executed on behalf of each party by an officer of such party and delivered to the other party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date shown below.

Xtreme Technologies, Inc. (Company)
11495 N. Warren Street, Hayden, ID 83835
/s/ Jeff Crandall	Date: 6/20/12
President

Alkame, Inc. (Distributor)
1375 E. Hacienda Avenue, Suite 216, Las Vegas, NV 89119
/s/ Robert Eakle	Date: 6/20/12
President

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EXHIBIT “A”

TERRITORY PROVISIONS

The Territory is described as: The United States of America, Mexico and Canada.

“Consumer Market Limited Exclusivity” is described as the ability to sell the newly branded product (name TBD) in any region specifically to the “Consumer Market”, which includes the sale and distribution of the New Brand to distribution channel partners, distributors, wholesalers, and retailers, and any other outlet for the end user to purchase and consume the newly branded product “off the shelf”.

The New Brand product does not have exclusivity in the MLM Market segment.

Company retains all rights to the AHT Brand in the consumer market, but will forego bringing in any other new brands into the consumer market segment for the 6 month trial period of the 12 months as described in section II paragraph B in this Agreement.

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